Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)
Carisma Therapeutics Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and 457(h)	5,586,568(2)	$3.08(3)	$17,206,630(3)	$110.20 per $1,000,000	$1,896.18
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and 457(h)	278,432(4)	$3.08(3)	$857,571(3)	$110.20 per $1,000,000	$94.51
Equity	Common Stock, $0.001 par value per share	457(h)	3,424,522(5)	$1.23(6)	$4,212,162(6)	$110.20 per $1,000,000	$464.18
Total Offering Amounts					$22,276,363		$2,454.87
Total Fee Offsets							—
Net Fee Due							$2,454.87

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions under (i) the registrant’s Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”), (ii) the registrant’s 2014 Employee Stock Purchase Plan (the “ESPP”) or (iii) the CARISMA Therapeutics Inc. 2017 Stock Incentive Plan (the “Carisma 2017 Plan”).
(2)	Consists of an additional 5,586,568 shares of common stock, $0.001 par value per share (“Common Stock”) issuable under the 2014 Plan, as approved by the registrant’s stockholders at a special meeting held on March 2, 2023.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the registrant’s Common Stock as reported on Nasdaq on March 29, 2023.
(4)	Consists of an additional 278,432 shares of Common Stock issuable under the ESPP, as approved by the registrant’s stockholders at a special meeting held on March 2, 2023.
(5)	Represents 3,424,522 shares of Common Stock issuable with respect to Carisma (as defined below) options assumed by the registrant pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 20, 2022 (as amended by the First Amendment thereto dated as of December 29, 2022 and the Second Amendment thereto dated as of February 13, 2023, the “Merger Agreement”), by and among the registrant, CTx Operations, Inc. (formerly CARISMA Therapeutics Inc.) (“Carisma”) and Seahawk Merger Sub, Inc. (such Carisma options were previously granted pursuant to the Carisma 2017 Plan).
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and based on a weighted average exercise price of $1.23 per share, the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards granted pursuant to the Carisma 2017 Plan and assumed by the registrant pursuant to the Merger Agreement.